Exhibit 99.2
CHANGES IN COMPENSATION FOR NON-EMPLOYEE DIRECTORS
     The following table summarizes the changes in compensation for non-employee directors effective as of January 1, 2006.

Amount of
Position	Retainer
Annual Retainer for Directors	$40,000

Committee Meeting Fee	$1,500

Annual Committee Chair Retainer (Excluding Audit Committee)	$5,000

Annual Committee Chair Retainer (Audit Committee)	$10,000